EXHIBIT 99.1

Plug Power Announces First Quarter 2011 Financial Results

Unprecedented Order Growth Fuels Plug Power's GenDrive Business

LATHAM, N.Y., May 12, 2011 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today reported its financial results for the first quarter of 2011. This new year marks a fresh start for Plug Power's scope of business. Unlike years past, 2011 marks the first year the company is entirely committed to its GenDrive® product line. As the only hydrogen fuel cell manufacturer to offer customers a complete product suite enabling full-fleet conversions, Plug Power has captured over 85 percent of the fuel cell-powered material handling market today.

Plug Power saw its most successful quarter in the company's history during the first quarter of 2011, primarily based on the unprecedented number of commercial orders it received. Order ramp-up, year over year, has legitimized the GenDrive business for Plug Power, and helped illustrate the commercial traction driving the company toward profitability. Plug Power closed out 2010 with a total of 543 GenDrive orders. In just the first quarter of 2011 alone, the company has already exceeded full year totals for prior years, accumulating 555 GenDrive unit orders.

Plug Power's current backlog of 938 orders represents approximately $19M in future revenue; the company expects roughly 65 percent of these orders to ship throughout the remainder of 2011. With this increase in orders, and engineering improvements that utilize common components across product lines, Plug Power expects to drive down material costs by 30 to 40 percent. Implementation is currently underway and Plug Power expects these improvements to begin to impact its financial results by the end of 2011.

Plug Power's customer list continues to grow with new adopters and repeat customers who are implementing GenDrive-powered fleets at multiple facilities within their organization. Specifically, Plug Power has seen an upswing in the food distribution market.

"The continued commercial growth of our GenDrive business is a result of the business-altering benefits experienced by our customers in the material handling space," said Andy Marsh, CEO at Plug Power. "Early adopter customers are now realizing results, and speaking to superior performance and reliability of hydrogen fuel cells in their operations."

Financial Results

Net loss for the first quarter of 2011 was $7.2 million, or $0.05 per share on a basic and diluted basis. This compares with a net loss of $10.6 million, or $0.08 per share, for the first quarter of 2010.

Total revenue for the first quarter of 2011 was $6.0 million, comprised of $5.0 million for product and service revenue, $0.8 million for research and development (R&D) contract revenue, and $0.2 million for licensed technology revenue. This compares to total revenue of $4.4 million in the first quarter of 2010, which was comprised of $3.2 million of product and service revenue and $1.2 million of R&D contract revenue.

The Company shipped 144 units during the first quarter of 2011 compared to 104 units in the first quarter of 2010.

Total cost of revenue for the first quarter of 2011 was $8.0 million, comprised of $6.7 million for product and service cost of revenue and $1.3 million for R&D contract cost of revenue. This compares to total cost of revenue of $5.2 million in the first quarter of 2010, which was comprised of $3.3 million of product and service cost of revenue and $1.9 million for R&D contract cost of revenue.

R&D expenses for the first quarter of 2011 were $1.1 million compared with $5.5 million for the first quarter of 2010. The overall decline in R&D expenses is related to our corporate restructuring plan, and our transition from a development stage enterprise focused on research and development to a company focused on the commercial production of our products.

Selling, general and administrative (SG&A) expenses were $3.6 million for the first quarter of 2011 compared with $3.9 million for the first quarter of 2010. Additionally, $0.6 million was expensed for amortization of intangible assets during the first quarter of 2011 compared to $0.6 million for the first quarter of 2010.

Cash and Liquidity

Net cash used in operating activities for the first quarter of 2011 was $7.2 million. On March 31, 2011, Plug Power had cash, cash equivalents and available-for-sale securities of $13.0 million and net working capital of $17.2 million. This compares to $21.4 million and $23.7 million, respectively, at December 31, 2010.

The accompanying financial statements and reconciliation tables provide additional information on the Company's year-to-date performance as it relates to milestones previously announced.

Conference Call and 10-Q Filing

Plug Power has scheduled a conference call on May 25, 2011 at 10:00 am ET to review the Company's results for the first quarter of 2011. Interested parties are invited to listen to the conference call by calling 877.407.8291 or 201.689.8345 for international participants.

The webcast can be accessed by going directly to the Plug Power Web site (www.plugpower.com) and selecting the conference call link on the home page. A playback will be available online for a period following the call.

Plug Power will file its Quarterly Form 10-Q on or before May 13, 2011.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints. Long-standing relationships with industry leaders forged the path for our key accounts, including Wegmans, Whole Foods, and FedEx Freight.  With more than 1,200 GenDrive units shipped to material handling customers, accumulating over 2.5 million hours of runtime, Plug Power manufactures tomorrow's incumbent power solutions today. Visit us at www.plugpower.com.

The Plug Power Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4446

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to expectations regarding revenues, reductions in material and product costs, improvements in gross margin, and unit orders and shipments. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond our control and that may cause our actual results to differ materially from the expectations in our forward-looking statements including, but not limited to: the risk that we continue to incur losses and might never achieve or maintain profitability, the risk that the additional capital we expect we will need to raise to fund our operations beyond the first quarter of 2012 may not be available; our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that our continued failure to comply with NASDAQ's listing standards may severely limit our ability to raise additional capital; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; the ability to achieve the forecasted gross margin on the sale of our products; the actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our GenDrive systems; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to improve system reliability for our GenDrive systems; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to protect our intellectual property; the cost of complying with current and future federal, state and international governmental regulations; and other risks and uncertainties discussed under "Item IA-Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission ("SEC") on March 31, 2011, and the reports we file from time to time with the SEC. Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Financial Highlights

Balance Sheets (Dollars in thousands):
(unaudited)
	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$ 13,002	$ 10,955
Available-for-sale securities	--	10,403
Accounts receivable	4,327	4,196
Inventory	9,717	10,539
Assets held for sale	1,000	1,000
Prepaid expenses and other current assets	1,233	1,585

Total current assets	29,279	38,678

Restricted cash	525	525
Property, plant and equipment, net	10,310	9,839
Investment in leased property	--	263
Intangible assets, net	9,460	9,872

Total assets	$ 49,574	$ 59,177

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 2,022	$ 3,560
Accrued expenses	3,965	4,336
Product warranty reserve	992	863
Current portion long term debt	--	10
Deferred revenue	3,966	4,350
Other current liabilities	1,125	1,901

Total current liabilities	12,070	15,020

Other liabilities	1,279	1,244

Total liabilities	13,349	16,264

Stockholders' equity	36,225	42,913

Total liabilities and stockholders' equity	$ 49,574	$ 59,177

Statements of Operations (Dollars in thousands):	Three months ended March 31,
(unaudited)
	2011	2010
Revenue
Product and service revenue	$ 4,994	$ 3,163
Research and development contract revenue	785	1,208
Licensed technology revenue	163	--
Total revenue	5,942	4,371

Cost of revenue and expenses
Cost of product and service revenue	6,690	3,288
Cost of research and development contract revenue	1,337	1,882
Research and development expense	1,063	5,487
Selling, general and administrative expense	3,562	3,857
Amortization of intangible assets	581	562

Operating loss	(7,291)	(10,705)

Interest and other income and realized loss from
available-for-sale securities	34	342
Change in fair value of auction rate securities repurchase agreement	--	(666)
Net trading gain	--	666
Interest and other expense and foreign currency gain (loss)	14	(196)

Net loss	$ (7,243)	$ (10,559)

Loss per share: Basic and diluted	$ (0.05)	$ (0.08)

Weighted average number of common shares outstanding	132,250,954	130,440,572

Plug Power Inc.
Reconciliation of Non-GAAP financial measures

Reconciliation of Reported Net loss to EBITDAS

	Three months ended March 31,

	2011	2010

Operating loss, as reported	$ (7,291)	$ (10,705)

Stock based compensation	392	506
Depreciation and amortization	1,087	1,384

EBITDAS	$ (5,812)	$ (8,815)

EBITDAS is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and charges for equity compensation. EBITDAS is a non-GAAP measure of our financial performance and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Reconciliation of Gross margin percentage to Adjusted gross margin percentage

	Three months ended March 31,

	2011	2010

Total revenues, as reported	$ 5,942	$ 4,371

Licensed technology revenue	(163)	--
Deferred revenue recognized from previous reporting periods	(474)	(833)
Current invoiceable value of shipments, recorded to deferred revenue	253	--

Total revenues, as adjusted	$ 5,558	$ 3,538

Total cost of product and service revenue and cost of research and development revenue	$ 8,027	$ 5,170

Gross margin percentage	(35.1%)	(18.3%)

Adjusted gross margin percentage	(44.4%)	(46.1%)

Gross margin percentage is a financial ratio used to indicate the relationship between cost of sales and total revenue. We use the term adjusted gross margin percentage to refer to total revenue, as adjusted, less total cost of product and service revenue and total cost of research and development contract revenue as a percentage of total revenues, as adjusted. This non-GAAP financial measure allows management to view gross margin percentage as if revenue had been fully recognized upon invoicing. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate short-term and long-term profitability trends.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.
Plug Power Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
	2011	2010
Cash Flows From Operating Activities:
Net loss	$ (7,243)	$ (10,559)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	505	822
Amortization of intangible asset	582	562
Stock-based compensation	392	506
Provision for bad debts	--	93
Realized loss on available for sale securities	22
Net unrealized gains on trading securities	--	(666)
Change in fair value of auction rate debt securities repurchase agreement	--	666
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(130)	(684)
Inventory	1,076	(352)
Prepaid expenses and other current assets	351	664
Accounts payable and accrued expenses	(2,386)	(1,222)
Deferred revenue	(384)	(834)
Net cash used in operating activities	(7,215)	(11,004)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(967)	(386)
Investment in leased property	--	(283)
Proceeds from trading securities	--	8,250
Proceeds from maturities and sales of available-for-sale securities	10,399	25,928
Purchases of available-for-sale securities	--	(20,009)
Net cash provided by investing activities	9,432	13,500

Cash Flows From Financing Activities:
Purchase of treasury stock	(158)	(439)
Repayment from borrowings under line of credit	--	(8,250)
Principal payments on long-term debt	(10)	(103)
Net cash used in financing activities	(168)	(8,792)

Effect of exchange rate changes on cash	(2)	(16)
Increase (decrease) in cash and cash equivalents	2,047	(6,312)
Cash and cash equivalents, beginning of period	10,955	14,581

Cash and cash equivalents, end of period	$ 13,002	$ 8,269
CONTACT: Media Contact:
         Reid Hislop
         Plug Power Inc.
         Phone: (518) 782-7700 ext. 1360

         Investor Relations Contact:
         Cathy Yudzevich
         Plug Power Inc.
         Phone: (518) 782-7700 ext. 1448